                             medix.resources, inc.
                       Connecting the world of healthcare

News Release

INVESTOR RELATIONS - CONTACTS:
Gary Smith  /  Mike Knepper
gsmith@cymedix.com / mknepper@cymedix.com
212/697-2509 - Phone
212/681-9817 - Fax
                                                      For Immediate Release

                          Medix Resources CTO Resigns

            Company Poised to Continue Strong Business Momentum

      NEW YORK, February 16, 2001 - Medix Resources,  Inc. (AMEX:MXR) today announced  the  resignation  of Mr.  David Pfeil from his position as Medix
Executive Vice President and Chief  Technology  Officer,  his position as a member of the Medix Board of Directors,  and his positions as President and
COO and a director of the Medix subsidiary,  Cymedix Lynx Corporation.  Mr.
Pfeil has stated that he has resigned to pursue other  opportunities and to spend  more  time  with  his  family.  Pursuant  to  Mr.  Pfeil's  contract amendment,  announced in December,  Medix Resources will retain Mr. Pfeil's services as a consultant  for up to 120 days to ensure a smooth  transition in the Company's day-to-day technology operations.
      Mr.  Prufeta,  Medix President and CEO,  commented,  "We are grateful for Mr. Pfeil's  contribution  to our company,  especially in its formative stages,  and we certainly wish him well in his future endeavors.  Today, we believe that Medix is in a strong  competitive  position on the  technology front,  which has enabled us to advance to the next phase of the  Company's development in capitalizing on the substantial  market opportunity ahead of
us.  This  progress  is  reflected  in the  number  of  contracts  that are currently under  negotiations,  as well as in our advancing sales pipeline.
We expect to hire a temporary  CTO to work with Mr. Pfeil on the  immediate transition,  while we search for a permanent CTO  replacement  suitable for our next phase of growth.  We are confident  that Medix will attract a high quality technology executive to further strengthen our management team."

About Medix Resources, Inc.
      Medix Resources,  Inc.  through its wholly owned  subsidiary  Cymedix
Lynx  Corporation  is the developer  and provider of the Cymedix(R)suite of fully-secure,  patented Internet based software  products,  that will allow instantaneous  communication  of high value  added  healthcare  information among  doctor  offices,  hospitals,  health  management  organizations  and insurance companies.  Additional  information about Medix Resources and its
products   and   services   can  be  found  by  visiting   its  Web  sites,
www.medixresources.com and www.cymedix.com or by calling (800) 326-8773.

                                   # # #

Information in this press release contains forward-looking  statements that involve risks and  uncertainties  that might adversely affect the Company's operating  results  in the  future to a  material  degree.  Such  risks and uncertainties  include,  without limitation,  the ability of the Company to raise  capital to finance the  development  of its software  products,  the effectiveness and the  marketability of those products,  the ability of the
Company to protect its proprietary  information,  and the  establishment of an efficient  corporate  operating  structure as the Company  grows.  These and other risks and  uncertainties are presented in detail in the Company's
Form 10-KSB for  1999,and  its Form  10-QSB for the third  quarter of 2000, which were filed with the Securities  and Exchange  Commission on March 30,
2000, and November 14, 2000,  respectively.  This  information is available from the SEC or the Company.